                                                                   Exhibit 10.16

DEPUY, INC.
SUPPLEMENTAL RETIREMENT PLAN
(PLAN NO. 2)
(As Amended and Restated
Effective as of October 1, 1996)

DEPUY, INC. SUPPLEMENTAL RETIREMENT PLAN (PLAN NO. 2)
(As Amended and Restated Effective as of October 1, 1996)

CONTENTS

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SECTION                                          PAGE

     ARTICLE I. ESTABLISHMENT OF THE PLAN

1.1  Establishment and Restatement                1
1.2  Purpose                                      1

     ARTICLE II. DEFINITIONS AND CONSTRUCTION
2.1  Definitions                                  2
2.2  Gender and Number                            7
2.3  Employment Rights                            7
2.4  Applicable Law                               7

     ARTICLE III. ADMINISTRATION
3.1  Administration                               8
3.2  Finality of Determination                    8
3.3  Indemnification and Exculpation              8

     ARTICLE IV. PARTICIPATION
4.1  Participation                                9
4.2  Other Retirement Income                      9

     ARTICLE V. BENEFITS
5.1  Retirement Benefits                         10
5.2  Death Benefits                              11
5.3  Supplemental Deferred Vested Benefits       12
5.4  Commencement of Payments                    13
5.5  Form of Payments                            13
5.6  Calculation of Offsets and Actuarial
     Equivalence                                 14
5.7  Reductions for Certain Surviving Spouses    16
5.8  Determination of Benefits.                  16

DEPUY, INC. SUPPLEMENTAL RETIREMENT PLAN (PLAN NO. 2)
(As Amended and Restated Effective as of October 1, 1996)

CONTENTS

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SECTION                                          PAGE

5.9  Transferred Employees from Boehringer
     Mannheim Corporation.                       17
5.10 Participants Transferring to Boehringer
     Mannheim Corporation.                       17

     ARTICLE VI. OTHER TERMINATIONS OF
     EMPLOYMENT
6.1  Termination Before Five or Ten Years
     of Service                                  18
6.2  Termination for Cause                       18

     ARTICLE VII. NONCOMPETITION
7.1  Noncompetition                              19

     ARTICLE VIII. MISCELLANEOUS
8.1  Amendment and Termination                   21
8.2  Funding                                     21
8.3  Tax Liability                               22
8.4  Assignment                                  22
8.5  Successors                                  22
8.6  Severability                                22
8.7  Nonuniform Determinations                   22
8.8  Separation From Other Plans                 23
8.9  Effective Date                              23

ARTICLE I. ESTABLISHMENT OF THE PLAN

1.1 ESTABLISHMENT AND RESTATEMENT

Boehringer Mannheim U.S. Holdings, Inc. previously established and maintained a supplemental benefits plan on behalf of its subsidiaries and other affiliated corporations. Such plan was last amended and restated effective as of January 1, 1993. Effective as of January 1, 1994, sponsorship of the plan was assumed by Corange U.S. Holdings, Inc., and the plan became known as the Corange U.S. Holdings, Inc. Supplemental Retirement Plan (Plan No. 2). Effective as of October 1, 1996, the assets and liabilities held under this plan which related to Participants employed by Boehringer Mannheim Corporation or affiliates of Boehringer Mannheim Corporation were spun off and transferred to a new plan known as the Boehringer Mannheim Corporation Supplemental Retirement Plan (Plan No. 2) and a related trust agreement. The original plan is hereby amended and restated effective as of October 1, 1996, and shall be renamed the "DePuy, Inc. Supplemental Retirement Plan, Plan No. 2" (the "Plan"). The Plan Sponsor shall be changed from Corange U.S. Holdings, Inc. to DePuy, Inc.

1.2 PURPOSE

The Plan is intended to ensure a competitive level of retirement benefits to a select group of senior executives of DePuy in order to attract and retain talented executives.

ARTICLE II. DEFINITIONS AND CONSTRUCTION

2.1 DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meaning specified unless a contrary intention is specifically and clearly indicated.

(a) "ACTUARIAL EQUIVALENT" means a benefit having the same present value as the benefit it replaces. For purposes of establishing actuarial equivalence, present value shall be determined on the bases of the 1984-UP Mortality Table and the Assumed Interest Rate.

(b)  "ADMINISTRATOR" means DePuy.

(c) "ASSUMED INTEREST RATE" means a rate equal to 120 percent of the interest rate used, by the Pension Benefit Guaranty Corporation, for valuing immediate annuities upon termination of defined benefit plans. The Assumed Interest Rate used under the Plan during any Fiscal Year shall be based on 120 percent of the PBGC rate in effect on the first day of the month in which payment of a Participant's Benefits will commence.

(d) "BENEFITS" means any amounts payable under the Plan as Supplemental Retirement Benefits, Supplemental Early Retirement Benefits, Disability Retirement Benefits, Death Benefits, or Supplemental Deferred Vested Benefits, to or on behalf of a Participant who has met the requirements of the Plan for eligibility for such payments. For the purpose of calculating a Participant's total service with DePuy, all service with any company(s) in the worldwide DePuy group shall be included, subject to the provisions of section 5.8 of the Plan.

(e)  "BOARD" means the Board of Directors of DePuy.

(f)  "CEO" means the Chief Executive Officer of DePuy.

(g) "CODE" means the Internal Revenue Code of 1986, as it may be amended from time to time. Reference to a section of the Code shall also include any comparable provision of the Code that supersedes said section.

(h) "DEATH BENEFITS" means benefits payable to a Surviving Spouse upon the death of a Participant pursuant to section 5.2.

(i) "DEPUY" means DePuy, Inc., a Delaware corporation, or any successor corporation resulting from a merger or consolidation with DePuy or transfer of substantially all of the assets of DePuy.

(j)  "DEPUY AFFILIATED GROUP" means DePuy, together with--
(1) any subsidiary of DePuy and any other entity which, together with DePuy, is a member of a "controlled group" of corporations (as described in section 414(b) of the Code);
(2) any other entity which has been merged into or acquired by DePuy or by any subsidiary of DePuy which is included in the DePuy controlled group (as defined above), as long as the merged or acquired entity was part of the same controlled group as DePuy (or the DePuy subsidiary) in which it was merged or by which it was acquired immediately prior to the merger or the acquisition; and
(3) any successor entity resulting from a merger or consolidation with DePuy or from the transfer of substantially all of the assets of DePuy.

(k) "DEPUY INCOME" means the total amount of income, calculated in United States dollars, received by a Participant from the DePuy Affiliated Group in the form of base salary in a Fiscal Year. DePuy Income shall also include any Participant deferrals pursuant to a cash or deferred arrangement under section 401(k) of the Code maintained by DePuy, any salary deferred under any nonqualified deferred compensation arrangement maintained by DePuy, and any amounts excluded from wages by reason of any Participant election pursuant to a cafeteria plan under section 125 of the Code maintained by DePuy. DePuy Income shall not include any incentive compensation (deferred or otherwise) or any other forms of compensation provided by DePuy to an employee.

(l) "DISABILITY" means that because of injury or sickness a Participant cannot perform substantially all of the material duties of his position as they existed immediately prior to such injury or sickness.

(m) "DISABILITY RETIREMENT DATE" means the date upon which a Participant ceases Employment as the result of a Disability.

(n) "EARLY RETIREMENT" means Retirement by a Participant at any time on or after the Participant's Early Retirement Date, but before his Normal Retirement Date.

(o) "EARLY RETIREMENT DATE" means, the date upon which a Participant retires from Employment with the DePuy Affiliated Group, at any time earlier than the Participant's Normal Retirement Date and after the Participant both attains age 55 and completes five years of service within the DePuy Affiliated Group.

(p) "EMPLOYMENT" means employment with the DePuy Affiliated Group as determined by DePuy. However, the Administrative Committee may (in its sole discretion) treat any material diminution in a Participant's responsibilities or any change from active, full-time status as constituting a termination of Employment.

(q) "FINAL AVERAGE DEPUY INCOME" means the annual average of a Participant's DePuy Income for the 36-month period ending on the date of the Participant's termination of Employment (by reason of Retirement or otherwise) or the Participant's Disability. If a Participant completed fewer than 36 months of service within the DePuy Affiliated Group, his Final Average DePuy Income shall mean the Participant's annual average DePuy Income for his entire period of service with the DePuy Affiliated Group.

(r) "FISCAL YEAR" means the fiscal year of DePuy, which is the calendar year, unless changed by the Board.

(s) "INDEPENDENT ACTUARY" means a person (or a firm of which he is a member) who is an "enrolled actuary" under the Employee Retirement Income Security Act of 1974 ("ERISA") and who is chosen by the Administrative Committee to assist in performing calculations under the Plan.

(t) "LONG-TERM DISABILITY PLAN" means any long-term disability plan maintained by an affiliate within the DePuy Affiliated Group and covering a Participant, including benefits paid thereunder.

(u) "NORMAL RETIREMENT" means Retirement by a Participant on or after the Participant's Normal Retirement Date.

(v) "NORMAL RETIREMENT DATE" means the last day of the DePuy pay period immediately following a Participant's sixty-fifth birthday.

(w) "OTHER RETIREMENT INCOME" means the total amount of annual retirement income payable to a Participant, calculated in United States dollars, from any employment source other than the DePuy Affiliated Group. Other Retirement Income shall include--
(1) any employer-provided benefits that a Participant is entitled to receive (whether or not waived or deferred) from any plan that is a qualified retirement plan under section 401(a) of the Code and that is subject to the minimum funding requirements of section 412 of the Code;
(2) any employer-derived benefits that a Participant is entitled to receive (whether or not waived) under a defined benefit retirement plan maintained outside of the United States;

(3) one-half of any primary Social Security benefits that a Participant is entitled to receive (whether or not waived or deferred); and
(4) any benefits that a Participant is entitled to receive (whether or not waived or deferred) under a program that is comparable to the United States Social Security program and that is maintained by a government other than the United States government.

In calculating any Death Benefits payable under section 5.2(a), "Other Retirement Income" shall not include any primary Social Security benefits under paragraph (3) or any benefits comparable to Social Security benefits under paragraph (4). In calculating benefits under paragraph (1) or (2) above, employer-derived benefits shall be taken into account only if the period of employment to which they relate occurred prior to the Participant's employment within the DePuy Affiliated Group.

(x) "PARTICIPANT" means an employee of DePuy selected to participate in the Plan as described under section 4.1 and who has formally agreed to participate in the Plan. An individual shall continue as a Participant after his termination of Employment with DePuy until all Benefits payable hereunder with respect to the individual have been paid or forfeited under the Plan. The word "Participant" shall not include any references to the spouse of an employee or of a former employee who participates in the Plan.

(y)  "PLAN" means this DePuy, Inc. Supplemental Retirement Plan (Plan No. 2).

(z) "RETIREMENT" means the total cessation of Employment within the DePuy Affiliated Group by a Participant after attaining age 55 and completing at least five years of service within the DePuy Affiliated Group or after attaining age 60.

(aa) "RETIREMENT DATE" means the date that a Participant begins receiving benefits under this Plan due to Retirement, Disability, or other termination of Employment.

(bb) "RIP PLAN" means the DePuy, Inc. Retirement Income Plan.

(cc) "SUPPLEMENTAL DEFERRED VESTED BENEFITS" means Benefits payable pursuant to section 5.3, to a Participant whose Employment has ceased for a reason other than death, Disability, or Retirement and who is eligible for a benefit pursuant to the other provisions of the Plan.

(dd) "SUPPLEMENTAL DISABILITY RETIREMENT BENEFITS" means Benefits payable pursuant to section 5.1(c), to a Participant whose Employment has ceased as a result of Disability.

(ee) "SUPPLEMENTAL EARLY RETIREMENT BENEFITS" means reduced Benefits payable pursuant to section 5.1(b), upon Early Retirement.

(ff) "SUPPLEMENTAL RETIREMENT BENEFITS" means Benefits payable to a Participant who retires, pursuant to section 5.1(a).

(gg) "SURVIVING SPOUSE" means the legally married spouse of a Participant who survives that Participant's death.

(hh) "TERMINATION FOR CAUSE" means that a Participant's Employment within the DePuy Affiliated Group has terminated because the Participant engaged in a willful or deliberate act of commission or omission which is injurious to the finances or reputation of DePuy or any affiliate within the DePuy Affiliated Group. Termination for Cause shall include, but is not limited to--
     (1) committing any material breach of this Plan, including, without limitation, the provisions of Article VII regarding non-competition;
     (2) committing any dishonest, unethical, fraudulent, or felonious act either in respect to duties to DePuy or an affiliate within the DePuy Affiliated Group, or which results in material damage to the business, reputation, or goodwill of DePuy or an affiliate within the DePuy Affiliated Group;
     (3) gross negligence or intentional wrongdoing in connection with employment, which has a substantial adverse effect on DePuy or an affiliate within the DePuy Affiliated Group, its business, or reputation;
     (4)  prolonged unexcused absence from duties;
     (5) material breach of any employment or other agreement with DePuy or an affiliate within the DePuy Affiliated Group; or
     (6) entering into unauthorized negotiations with any organization which is competitive with the then present business of DePuy or an affiliate within the DePuy Affiliated Group regarding the rendering of personal services for such organization.

If a Participant resigns from Employment with DePuy or an affiliate within the DePuy Affiliated Group, and the Administrative Committee determines that the resignation was in anticipation of Termination for Cause, the Participant's resignation shall be deemed a Termination for Cause.

(ii) "VALUATION DATE" means the first day of the calendar year for which a contribution is made.

2.2 GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender shall include the feminine and neuter genders; the plural shall include the singular and the singular shall include the plural.

2.3 EMPLOYMENT RIGHTS

Establishment of the Plan shall not be construed to give any Participant the right to be retained in the employment of the DePuy Affiliated Group or to any benefits not specifically provided by the Plan.

2.4 APPLICABLE LAW

This Plan is fully exempt from Titles II, III, and IV of ERISA. The Plan shall be governed by and construed in accordance with Title I of ERISA and the laws of the State of Indiana.

ARTICLE III. ADMINISTRATION

3.1 ADMINISTRATION

Except as specifically provided elsewhere in the Plan, the Administrator shall have all such powers as may be necessary to carry out the provisions of the Plan and the transaction of the Plan's business. The authority granted under this Article shall be subject to the right of the Board to amend or terminate the Plan, as provided in section 8.1.

3.2 FINALITY OF DETERMINATION

The determination of the Administrator as to any disputed questions arising under this Plan, including questions of construction and interpretation shall be final, binding, and conclusive upon all persons; except where the right to make such determination is reserved to the CEO or the Board.

3.3 INDEMNIFICATION AND EXCULPATION

Any individual who is directed by DePuy to carry out responsibilities or duties imposed by the Plan shall be indemnified and held harmless by DePuy or an affiliate within the DePuy Affiliated Group against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with DePuy's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

ARTICLE IV. PARTICIPATION

4.1 PARTICIPATION

Participants in the Plan shall be selected by the CEO or the Board from senior executives within the DePuy Affiliated Group. Selections will be based upon the CEO's or the Board's determination of the past, present, and expected future contributions by executives to the long-term performance and growth of DePuy and other affiliates within the DePuy Affiliated Group. Executives selected by the CEO or the Board must accept participation in the Plan by written notice to the Administrative Committee. As a condition of participation in the Plan, candidates for participation shall be required to execute such other documents and agreements and to agree to such other conditions as the Administrative Committee may impose.

4.2 OTHER RETIREMENT INCOME

(a) Executives who agree to participate also agree to submit a complete description of their Other Retirement Income, as defined in this Plan, at the time they accept participation and to update the description of Other Retirement Income at the beginning of each Fiscal Year. Foreign source income includable in Other Retirement Income will be translated into United States dollars using the rate of exchange accepted by the Internal Revenue Service for the preceding tax year. Upon DePuy's written request, the Participant agrees to submit the last full year tax return filed with the Internal Revenue Service to the outside auditor of DePuy's choice, in order to verify the Other Retirement Income reported by the Participant.

(b) A Participant who has received or receives a distribution in any form (including a lump sum payment under a non-DePuy retirement plan) will report that amount as Other Retirement Income.

(c) The final determination of the exact amount of Other Retirement Income shall be made by the Administrative Committee and shall be binding upon all Participants.

ARTICLE V. BENEFITS

5.1 RETIREMENT BENEFITS

(a) A Participant who attains his Normal Retirement Date while employed within the DePuy Affiliated Group shall be eligible to receive Supplemental Retirement Benefits under the Plan. The Supplemental Retirement Benefits will begin as soon as practical following the date of the Participant's Normal Retirement. A Participant's Supplemental Retirement Benefit will be an annual amount, payable for the Participant's lifetime, equal to--
     (1) sixty percent of the Participant's Final Average DePuy Income, reduced by
     (2) the sum of the Participant's Other Retirement Income, the benefit payable to the Participant under the RIP Plan, and any benefit payable to the Participant under any defined benefit retirement arrangement maintained by DePuy or by any non-United States based affiliate of DePuy.

(b) A Participant who attains his Early Retirement Date while employed within the DePuy Affiliated Group and retires before his Normal Retirement Date shall be eligible to receive Supplemental Early Retirement Benefits under the Plan. The Supplemental Early Retirement Benefits will begin as soon as practical following the Participant's Early Retirement. Except as adjusted below, a Participant's Supplemental Early Retirement Benefits will be an annual amount computed in the same manner as Supplemental Retirement Benefits under subsection (a). The following calculations shall be applied in determining the Supplemental Early Retirement Benefit:
     (1) The amount determined in section 5.1(a)(1) (before the application of the offset in section 5.1(a)(2)) shall be reduced to reflect the early commencement of the Benefit. The reduction for early commencement shall be .25 percent for each of the first 60 months and .41667 percent for each of the next 60 months (if any), that commencement of the Supplemental Early Retirement Benefits precedes the Participant's Normal Retirement Date.
     (2) Additionally, if the Participant has completed fewer than ten complete years of service within the DePuy Affiliated Group, his Supplemental Early Retirement Benefit (after reduction for early commencement) will be further reduced. The reduction shall be .41667 percent for each whole or fractional month that the Participant's years of service are less than ten years. This service reduction (in addition to the early commencement reduction)
shall be applied to the amount determined under section 5.1(a)(1) before the application of the offset in section 5.1(a)(2), but after the application of the reduction in paragraph (1).

(c) A Participant who incurs a Disability while employed within the DePuy Affiliated Group shall be eligible to receive Supplemental Disability Retirement Benefits under the Plan if the Participant completed five years of service within the DePuy Affiliated Group or attained age 60 or to the Participant's Disability Retirement Date. If a Participant is not enrolled in the Long-Term Disability Plan, the Participant shall receive no Supplemental Disability Retirement Benefits under this Plan. The Supplemental Disability Retirement Benefits will begin as soon as practical following the Participant's Disability Retirement Date. A Participant's Supplemental Disability Retirement Benefit will be an annual amount, payable for the Participant's lifetime, equal to--
     (1) sixty percent of the Participant's Final Average DePuy Income, reduced by
     (2)  the sum of--
          (A) the amount the Participant would be eligible to receive under the Long-Term Disability Plan (assuming the Participant selected the highest level of coverage available under such Plan); plus
          (B) the sum of the Participant's Other Retirement Income and the benefit payable to the Participant under the RIP Plan.

The Participant's Supplemental Disability Retirement Benefit will not be reduced to reflect commencement thereof before the Participant's Normal Retirement Date or the Participant's failure to complete five years of service within the DePuy Affiliated Group. If a Participant recovers from a Disability, his Supplemental Disability Retirement Benefits shall cease. Upon his subsequent Retirement or other termination of employment, he shall receive a benefit pursuant to the remaining provisions of this Plan, to the extent that he has satisfied the Plan requirements for such Benefits.

5.2 DEATH BENEFITS

(a) The Surviving Spouse of a Participant will be eligible to receive a death benefit under this section 5.2(a) if the Participant dies while employed by DePuy and prior to the commencement of benefits under section 5.1, but after either--
     (1)  completing five years of service within the DePuy Affiliated Group; or
     (2)  attaining age 60.

The amount of such benefit will be an annual amount equal to 50 percent of the annual amount of Supplemental Retirement Benefits which would have been payable to the Participant, based on his DePuy Income at his death, if the Participant had retired on his Normal Retirement Date and been entitled to receive benefits under section 5.1(a). Such payments will begin on the first day of the month next following the date of the Participant's death.

(b) The Surviving Spouse of a Participant will be eligible to receive a death benefit under this section 5.2(b) if the Participant dies after the commencement of Benefits under section 5.1 or 5.3. The amount of such benefit will be an annual amount equal to 50 percent of the annual amount of the Benefits payable to the Participant during his lifetime; provided, however, that for purposes of determining the amount of death benefit payable, the Benefits payable during the Participant's lifetime shall be recalculated by excluding from Other Retirement Income any primary Social Security benefit payable to the Surviving Spouse by reason of the Participant's death and by including any payments to the Surviving Spouse under the Long-Term Disability Plan. Such payments will begin on the first day of the month next following the date of the Participant's death.

(c) The Surviving Spouse of a Participant will be eligible to receive a death benefit under this section 5.2(c) if the Participant dies after termination of employment within the DePuy Affiliated Group and prior to the commencement of Supplemental Deferred Vested Benefits under section 5.3, but after completing ten years of service within the DePuy Affiliated Group. The amount of such benefit will be an annual amount equal to 50 percent of the annual amount of Supplemental Deferred Vested Benefits which would have been payable to the Participant under section 5.3 on the first day of the month next following the Participant's sixty-fifth birthday. Such payments will begin on the first day of the month next following the date the Participant would have attained his sixty-fifth birthday.

(d) Payments under this section shall be continued to the Surviving Spouse until the Surviving Spouse's death.

5.3 SUPPLEMENTAL DEFERRED VESTED BENEFITS

A Participant whose Employment within the DePuy Affiliated Group is terminated after completing ten years of service within the DePuy Affiliated Group but before becoming eligible for Supplemental Retirement Benefits or Supplemental Early Retirement Benefits, shall be eligible to receive Supplemental Deferred Vested Benefits under the Plan. The Supplemental Deferred Vested Benefits will begin on the first day of the month coincident with or next following the Participant's sixty-fifth birthday. A Participant's Supplemental Deferred Vested Benefit will be an annual amount computed in the same manner as Supplemental Retirement Benefits under section 5.1(a), based on his Final Average DePuy Income at his termination of employment and his projected age 65 Other Retirement Income and benefit under the RIP Plan.

5.4 COMMENCEMENT OF PAYMENTS

(a) Except as otherwise specified in this section 5.4, benefits payable under sections 5.1, 5.2, and 5.3 will commence on the dates specified therein.

(b) A Participant eligible for a benefit under 5.3 or a Surviving Spouse eligible for a benefit under section 5.2(c) may request earlier commencement of such benefit. The Administrator may allow Benefits payable with respect to the Participant or Surviving Spouse to commence at any time after the Participant attains (or would have attained) age 55.

(c) The Administrator may grant early commencement of benefits upon the written petition of the Participant or, if the Participant is deceased, the Participant's Surviving Spouse. The approval or denial of such petition shall be in the sole discretion of the Administrator. However, such petition may not be approved unless the Participant or Surviving Spouse can demonstrate either--
     (1)  proof of financial need;
     (2)  that such payment is in the best interest of DePuy; or
     (3) that such payment will not result in a significant financial detriment to DePuy.

If benefits commence early under this section, they shall be reduced to reflect the early commencement thereof and shall be the Actuarial Equivalent of the Benefits otherwise payable under the Plan.

5.5 FORM OF PAYMENTS

(a) Benefit payments under the Plan shall normally be made for the life of the Participant and his Surviving Spouse, as described elsewhere in this
     Article V. However, upon the written petition of the Participant (or the Participant's Surviving Spouse if the Participant is dead), the Administrator may provide for all or any part of the benefits payable with respect to a Participant to be made in a single lump sum payment. The approval or denial of such petition shall be in the sole discretion of the Administrator; provided, however, such petition may not be approved unless the Participant (or Surviving Spouse) can demonstrate either--
     (1)  proof of financial need;
     (2)  that such payment is in the best interest of DePuy; or
     (3) that such payment will not result in a significant financial detriment to DePuy.

As a condition of the Administrator's approval, a Participant or Surviving Spouse who requests a lump sum payment, shall execute such other documents and agreements as are consistent with the terms of this Plan as the Administrator may impose.

(b) Lump sum payments under this section shall be the Actuarial Equivalent of the Benefits payable with respect to the Participant or Surviving Spouse.

5.6 CALCULATION OF OFFSETS AND ACTUARIAL EQUIVALENCE

(a) The Administrator is authorized to interpret the terms of the Plan and calculate all Benefits payable under the Plan. Such interpretations shall comply with the rules contained in this section. Such calculations shall be made by, or with the guidance of, the Independent Actuary.

(b) The offset under this Plan for a married Participant's Other Retirement Income and under the RIP Plan shall be calculated as a 50 percent joint and survivor annuity (with the Participant's Surviving Spouse as the contingent annuitant) beginning at the later of--
     (1)  the Participant's Retirement Date; or
     (2) the earliest date that the Other Retirement Income or RIP payments are available.

The offset under this Plan for an unmarried Participant's Other Retirement Income and under the RIP Plan shall be calculated as a single life annuity beginning on the later of (A) the Participant's Retirement Date or (B) the earliest date that the Other Retirement Income or RIP Plan payments are available. Such annuities shall be the Actuarial Equivalent of the amount of Other Retirement Income or the amount under the RIP Plan actually payable (or paid) to the Participant.

(c) In the case of a Participant (or his Surviving Spouse) who is receiving payments under this Plan in a lump sum--
     (1) If the Participant's Other Retirement Income or benefit under the RIP Plan is either maintained in an individually maintained account or is paid as a lump sum, then the offset for the Other

          Retirement Income or the benefit under the RIP Plan (as applicable) shall be determined on the basis of such account balance or lump sum as of the Retirement Date.
     (2) If the Participant's Other Retirement Income is maintained under a defined benefit plan, then the offset for the Other Retirement Income shall be determined as of the date payment of the lump sum under this Plan is payable.

(d) If the payment of Other Retirement Income begins before the payment of Benefits under this Plan, the offset for the Other Retirement Income shall be based on the sum of--
     (1) the amount of such Other Retirement Income payments made when Benefits are payable under this Plan and
     (2) the annuity equivalent of all payments made before Benefits are payable under this Plan, plus interest thereon.

For purposes of this subsection (d), interest on any payments of Other Retirement Income shall be based on 120 percent of the interest rate used, by the Pension Benefit Guaranty Corporation, for valuing immediate annuities upon termination of defined benefit plans. The interest rate used shall be based on such PBGC rates as in effect on the first day of each Plan Year for the period between payment of the Other Retirement Income and the commencement of Benefits under this Plan.

(e)  For purposes of applying this section 5.6--
     (1) If a benefit under this Plan is payable as a lump sum, a Participant's primary Social Security benefit will be based on the law in effect on his Retirement Date and will be determined on the assumption that the maximum Social Security benefits will increase at an annual rate equal to the Assumed Interest Rate in effect at the date on which payment of a Participant's Benefits commence, minus 200 basis points.
     (2) If a benefit under this Plan is payable as an annuity beginning before a Participant's sixty-second birthday, the Participant's primary Social Security benefit will equal the maximum primary Social Security benefit based on the law in effect on the later of the Participant's Retirement Date or the Participant's sixty-second birthday.

(f) In calculating Disability retirement benefits under section 5.3, the Social Security benefit used under paragraph (3) will be based on the actual Social Security disability award to the Participant.

(g) The offset under this Plan for benefits under any defined benefit retirement arrangement shall be calculated by the Administrator, in its sole discretion, consistent with section 5.6(b) above.

(h) For purposes of section 5.1(c) and section 5.2(b), the offsets for amounts payable under the Long-Term Disability Plan shall only be effected for the calendar months in which amounts are actually payable under the Long-Term Disability Plan.

5.7 REDUCTIONS FOR CERTAIN SURVIVING SPOUSES

If a Surviving Spouse is entitled to Benefits under this Article V, and if the Surviving Spouse is more than ten years younger than the Participant, the amount otherwise payable to the Surviving Spouse hereunder shall be reduced to reflect the actuarial value of such age difference. The Surviving Spouse's benefit shall be reduced so that it is the Actuarial Equivalent of the benefit payable to a Surviving Spouse who is ten years younger than the Participant.

5.8 DETERMINATION OF BENEFITS.

In determining the amount of a retirement or other benefit payable to a Participant or Surviving Spouse under this Article V, the following provisions shall apply:

(a) YEARS OF SERVICE. The Administrator shall have the sole authority to determine a Participant's years of service under this Plan. In the case of a Participant--
     (1) who is employed by DePuy during a period when he does not participate in the Plan;
     (2)  whose employment relationship with DePuy terminates; and
     (3)  who is subsequently rehired and becomes a Participant in the Plan,

     such Participant's years of service shall not include the initial period of DePuy employment. Notwithstanding the preceding sentence, the Administrator shall have the discretion at any time to retroactively include service for such Participant's initial period of employment with DePuy.

(b) ESTIMATED BENEFITS. Notwithstanding any other provision of this Plan, in determining the amount of any benefit payable under this Article V, or any individual offset or other component of such a benefit, the Administrator shall have the sole discretion to estimate such amount. Such an estimate shall be calculated on the basis of the most current and most accurate data reasonably available at the time of performing the benefit calculation, as determined by the Administrator. The Administrator shall have the sole discretion to consider such an estimate as a final calculation, or to subsequently modify such benefit, and adjust Plan payments accordingly, if and when additional data or information becomes available.

5.9 TRANSFERRED EMPLOYEES FROM BOEHRINGER MANNHEIM CORPORATION.

In the case of a person who becomes a Participant on or after October 1, 1996, and who was transferred from a position of employment with Boehringer Mannheim Corporation or one of its subsidiaries or affiliates, the person shall be treated as a new employee, except as otherwise permitted under section 5.8(a).

5.10 PARTICIPANTS TRANSFERRING TO BOEHRINGER MANNHEIM CORPORATION.

A Participant who transfers from the DePuy Affiliated Group to a position of employment within the Boehringer Mannheim Corporation controlled group, on or after October 1, 1996, shall be treated as any other Participant who retires or otherwise leaves the DePuy Affiliated Group.

ARTICLE VI. OTHER TERMINATIONS OF EMPLOYMENT

6.1 TERMINATION BEFORE FIVE OR TEN YEARS OF SERVICE

If a Participant's Employment within the DePuy Affiliated Group terminates for any reason other than Retirement, death, or Disability before the Participant completes ten years of service within the DePuy Affiliated Group, the Participant (and his Surviving Spouse) will not be entitled to any benefits under the Plan. If a Participant's Employment within the DePuy Affiliated Group terminates due to death or Disability, and before the Participant completes five years of service within the DePuy Affiliated Group or attains age 60, the Participant (and his Surviving Spouse) will not be entitled to any benefits under the Plan.

6.2 TERMINATION FOR CAUSE

Notwithstanding anything to the contrary contained elsewhere in this Plan, any Participant whose employment is terminated under circumstances that constitute Termination for Cause will not be entitled to any benefits under the Plan. This provision shall apply without regard to the Participant's age or years of service within the DePuy Affiliated Group at the time of such termination.

ARTICLE VII. NONCOMPETITION

7.1 NONCOMPETITION

The Participant's right to receive Benefits provided in this Plan and to have any Benefits paid to his Surviving Spouse under this Plan are further conditioned upon the following terms and conditions:

(a) The Participant will not act, directly or indirectly, as a stockholder, officer, director, employee, agent, sole proprietor, partner, or consultant of, or otherwise participate in, any enterprise or organization which is competitive with the then present business of DePuy or an affiliate within the DePuy Affiliated Group, as it is now being conducted or may be conducted during the payment of Benefits under the Plan. This does not include a financial interest in widely held corporations which are quoted and sold on the open market, unless--
     (1) the amount held is in excess of ten percent of the outstanding stock of that corporation; or
     (2) the stock has a value representing more than 100 percent of the individual's personal net worth.

(b) The Participant will not knowingly participate, directly or indirectly, in the employment, solicitation for employment, or advice or recommendation to any person or business entity that he or it employ, or solicit for employment, any individual now or hereafter employed in other than an hourly paid capacity by DePuy or an affiliate within the DePuy Affiliated Group, including any dealer, distributor, or independent contractor acting as an agent of DePuy or an affiliate within the DePuy Affiliated Group, with respect to the sale or distribution of products sold by DePuy or an affiliate within the DePuy Affiliated Group, without the prior express written consent of DePuy.

(c) The Participant will not solicit, contact, or communicate with any physician, scientist, or other person who is or has been involved in the development of products of DePuy or an affiliate within the DePuy Affiliated Group, during the Participant's employment with DePuy, concerning the development of products reasonably related to the present business of DePuy, as it is now being conducted or may be conducted during the payment of Benefits under the Plan without the express prior written consent of DePuy.

(d) The Participant will treat as confidential and will not, without prior written authorization from DePuy, directly or indirectly disclose to any person, firm, association, or corporation, or use for Participant's own benefit, any financial statements, information, plans, products, data, results of tests or surveys, customer or supplier lists, or any other trade secrets or confidential material or information regarding DePuy, or an affiliate within the DePuy Affiliated Group, including any and all information and instructions, technical or otherwise, obtained, compiled, prepared, issued, or communicated for the use of DePuy, or an affiliate within the DePuy Affiliated Group, or any information concerning the present or future products, processes or methods of operation of DePuy or an affiliate within the DePuy Affiliated Group, or information concerning improvements or inventions or know-how relating to the same or any part thereof, it being the intent of DePuy to restrict Participant from disseminating or using for Participant's own benefit any information belonging directly or indirectly to DePuy or an affiliate within the DePuy Affiliated Group, or agents which is not readily available to the general public.

(e) The Participant agrees to return to DePuy or an affiliate within the DePuy Affiliated Group all data, drawings, prints, and other written information (including all copies thereof) in the Participant's possession or under the Participant's control which were prepared by or for the Participant or furnished Participant by DePuy or an affiliate within the DePuy Affiliated Group, or its employees, agents, or consultants during the term of the Participant's employment by DePuy or an affiliate within the DePuy Affiliated Group, prior to termination.

(f) The Participant will not, directly or indirectly, take any action which could or would interfere with, damage, or destroy the goodwill and reputation of DePuy or an affiliate within the DePuy Affiliated Group, or any of its directors, officers, employees, operations, or products.

ARTICLE VIII. MISCELLANEOUS

8.1 AMENDMENT AND TERMINATION

The CEO or the Board may at any time terminate or amend the Plan in any respect. However, a termination or amendment of the Plan shall not, without the written consent of the Participant reduce the amount payable with respect to the Participant, based on--

(a)  the Participant's DePuy Income at the time the amendment is adopted,

(b)  the Plan provisions in effect at the time the amendment is adopted, and

(c) the value of offsets for Other Retirement Income as determined when Benefit payments under this Plan commence.

8.2 FUNDING

(a) All benefits paid under the Plan shall be paid from the general assets of DePuy, except to the extent paid from any "grantor trust" (under sections 671 through 677 of the Code) maintained by DePuy or any affiliate within the DePuy Affiliated Group, in connection with the Plan. Said trust is subject to the claims of creditors of DePuy or any affiliate within the DePuy Affiliated Group, in the event of insolvency. This Plan shall not be interpreted to provide any Participant or Surviving Spouse with any secured interest or right to any assets of DePuy, and no Participant or Surviving Spouse shall acquire any interest greater than that of an unsecured creditor.

(b) DePuy shall make contributions to the trust no less often than twice per year. The Administrator shall ensure that contributions are calculated using the guidance and methodology of Financial Accounting Standards Board statement No. 87. The first contribution required hereunder each year, to be made no later than July 1 of such year, shall fund the annual cost for the Participants on June 30 of such year. The second contribution required hereunder will be made no later than December 31 of each year. The second contribution shall fund the annual cost for individuals who become Participants in this Plan between July 1 and December 31 of such year. DePuy may, in its sole discretion, make additional contributions to the trust to fund benefits accrued under this Plan.

8.3 TAX LIABILITY

DePuy may withhold, or direct the withholding of, from any payment of Benefits hereunder any taxes required to be withheld and such sum as DePuy may reasonably estimate to be necessary to cover any taxes for which DePuy may be liable and which may be assessed with regard to such payment.

8.4 ASSIGNMENT

The Participant (or Surviving Spouse) may not assign, pledge, or otherwise transfer or encumber any of the Participant's (or Surviving Spouse's) Benefits except as permitted by agreement of the CEO or the Board.

8.5 SUCCESSORS

The Plan and the rights and obligations of DePuy or any affiliate within the DePuy Affiliated Group hereunder shall be binding upon, and inure to the benefits of the Participants and their Surviving Spouses only, and the successors and assigns of DePuy or any affiliate within the DePuy Affiliated Group.

8.6 SEVERABILITY

In the event that any one or more of the provisions of this Plan shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.7 NONUNIFORM DETERMINATIONS

The determinations of the CEO, the Board, or the Administrator under the Plan need not be uniform and may be made selectively among Participants (and Surviving Spouses) who receive, or are eligible to receive, Benefits under the Plan, whether or not such Participants (or Surviving Spouses) are similarly situated. Such determinations, however, may not result in payment to a Participant or Surviving Spouse of an amount that is less than the amount that is otherwise provided for under the terms of this Plan. The Administrator may, with the approval of the CEO or the Board, waive the application of specific provisions of the Plan for individual Participants or Surviving Spouses. Such waivers may not adversely affect the Participant or Surviving Spouse, and can be granted only if the waiver will not have a material adverse economic or competitive impact on the Plan or DePuy or any affiliate within the DePuy Affiliated Group.

8.8 SEPARATION FROM OTHER PLANS

Except as otherwise required by law, no Benefits under the Plan shall be taken into account in determining any benefit under any other pension, retirement, thrift, profit sharing, 401(k), group insurance, or other benefit plan maintained or hereafter established by DePuy or any affiliate within the DePuy Affiliated Group.

8.9 EFFECTIVE DATE

This Plan, as initially adopted, was effective January 1, 1985. The Plan as restated shall be effective as of October 1, 1996.

                              * * * * * * * * * *

IN WITNESS WHEREOF, DePuy, Inc. has caused this instrument to be executed by its duly authorized officers on this 31 day of December, 1996, effective as of the first day of October 1996.


                                             DEPUY, INC.


ATTEST:
                                             By /s/ G. Taylor Seward
                                                ____________________________


By /s/ Carol Hadley
   _____________________________

EXHIBIT A
DEPUY, INC. SUPPLEMENTAL RETIREMENT PLAN (PLAN NO. 2)
ELECTION FORM

The undersigned, an employee of DePuy, Inc. (including its subsidiaries and affiliates), having been selected by the CEO or the Board of Directors of DePuy, Inc. to participate in the DePuy, Inc. Supplemental Retirement Plan (Plan No. 2) does hereby acknowledge having read the Supplemental Retirement Plan, prior to executing this Election Form, understanding the same and in consideration of becoming a Participant under the Plan, agrees to be bound by the terms and conditions of the Plan in all respects.

                              * * * * * * * * * *

IN WITNESS WHEREOF, I have executed this Election Form to the DePuy, Inc. Supplemental Retirement Plan (Plan No. 2), effective ______________________.


WITNESS:                                     PARTICIPANT


-------------------------------              ------------------------------
                                             Signature


                                             ------------------------------
                                             Printed or Typed Name
Received and Acknowledged:
DePuy, Inc.


By_____________________________
  Signature


-------------------------------


-------------------------------
Printed or Typed Name and Title


Date___________________________